UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 29, 2004

MICRO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-06523	33-0569235
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Goodyear, Irvine, California 92618

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (949) 837-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On December 29, 2004, Micro Therapeutics, Inc. (the “Company”) announced that it was closing its manufacturing facility in Bochum, Germany effective December 30, 2004 and transferring all of the Company’s manufacturing operations to the Company’s facilities in Irvine, California. The closure of Bochum facility was approved by the Company’s Board of Directors on December 7, 2004, subject to the project’s finalization by the Company’s management. The Company expects to complete the transfer of operations by the end of the first quarter of 2005.

As part of the consolidation, the Company estimates that it will incur total charges to operations of approximately $3.1 million to $4.3 million, with approximately $2.5 million to $3.5 million of those charges being incurred in 2004 with the remainder occurring in 2005. Of the total charges incurred, the Company estimates that approximately $800,000 to $1 million will be as a result of severance and related costs, $1 million to $1.7 million will result from contract termination costs, $700,000 to $1 million relate to an impairment of value of certain office and manufacturing equipment and inventory located in the Bochum facility that the Company may determine will not be transferred to its Irvine facility and approximately $600,000 relate to anticipated project management charges. Of the total charges, the Company estimates that approximately $2.4 million to $3.3 million will be related to cash expenditures, of which approximately $1.8 million to $2.5 million will be incurred in 2004 and the remainder in 2005, and $700,000 to $1 million relate to non-cash charges.

The Company anticipates that its wholly-owned subsidiary in Germany, Dendron GmbH (“Dendron”), will continue to provide certain non-manufacturing services for the Company. The cost estimates disclosed above do not reflect tax assessments, if any, that may be levied by German tax authorities either upon an audit of Dendron’s tax returns performed in connection with the consolidation or that may otherwise arise as a result of the consolidation.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Exhibit Number	Description
99.1	Press Release, dated December 29, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

December 29, 2004	/s/ Thomas C. Wilder
Thomas C. Wilder, III, President and
Chief Executive Officer